Exhibit 99.1      Press Release dated April 22, 2003.

THREE-FIVE SYSTEMS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Revenue Increases; No Single Customer Exceeds 25% of Revenue

TEMPE, ARIZ – April 22, 2003 — Three-Five Systems, Inc. (NYSE: TFS) today announced its financial results for the first quarter ended March 31, 2003.

Revenue for the first quarter 2003 was $25.7 million, up 11.3 percent from the comparable period in 2002 and up 15.8 percent sequentially from the fourth quarter of fiscal 2002. The company’s focus on diversification resulted in increased revenue in the computer, industrial and medical markets and decreased revenue in the telecommunications market. For the first time in more than a decade, no customer accounted for more than 25 percent of the company’s revenue. As expected, handset programs reaching end-of-life status led the company’s largest historical customer to account for only 21.4 percent of first quarter revenue compared to 54.6 percent of revenue in the fourth quarter of 2002.

Increased shipments to customers in the medical, computing and industrial markets, as well as increased LCD standard product sales, all contributed to higher revenue in the first quarter of 2003. TFS also continued to ramp up shipments of color LCD modules. Over $750,000 of color LCDs were shipped in the first quarter of 2003, and the company expects a ten-fold increase in that number in the second quarter.

TFS recorded a net loss for the first quarter of 2003 of $5.5 million, or $0.26 per share, compared to a net loss of $4.3 million, or $0.20 per share, for the first quarter of 2002. The increase in losses primarily resulted from unabsorbed manufacturing costs caused by reduced high-volume manufacturing. In addition, the company has begun incurring accounting, legal and banking expenses related to the spin-off of its Microdisplay division as a separate public company in mid-2003.

The net loss for the Microdisplay division in the first quarter of 2003 was $2.9 million. This net loss was primarily the result of low volume sales coupled with continuing development efforts for the company’s Brillian® liquid crystal on silicon (LCoS®) microdisplay product line and spin-off expenses.

The net loss for the rest of the company was $2.6 million. This net loss resulted from reduced manufacturing volumes in the company’s offshore factories due to seasonality, as well as the ramp down of end-of-life handset programs for the company’s largest historical customer. This reduced volume resulted in under absorption of costs at those facilities.

TFS ended the quarter with $74.4 million in cash and liquid investments. Total company operating cash flow was positive in the first quarter at just over $500,000, despite the negative operating cash flow of the Microdisplay division. Total capital expenditures and acquisition costs for the first quarter of 2003 were $12.6 million, including $3.9 million for the standard product license from Data International and $8.2 million for the acquisition of RF manufacturing equipment and inventory from Microtune in connection with the transfer of its manufacturing operations to TFS.

Jack Saltich, President and Chief Executive Officer, said, “Our progress in repositioning the company is on track. We are focused on becoming a complete, global end-to-end provider of innovative solutions for our customers. Those solutions revolve around our ability to provide a high degree of manufacturing and engineering service expertise and frequently involve the use of our deep knowledge of display technology. In March of 2003, Microtune, a leading provider of RF tuners, elected to cease manufacturing operations and source 100 percent of its module manufacturing from TFS. This new opportunity fits well with our vision for the company by positioning us in new markets, such as the automotive market, by increasing the utilization of our Manila manufacturing facility to more optimal levels, and by providing TFS new expertise in RF manufacturing. We should begin to see revenue from this business in the second quarter.”

“Although we still have a lot of work ahead of us, the integration of our recent acquisitions of ETMA, AVT, and Microtune, and the introduction of Data International standard products, are progressing on schedule. We are already seeing excellent synergy between these groups in the form of new business opportunities. We secured eight significant program wins this quarter, one of which began as a display module win from our Boston operations (formerly AVT), and grew in scope to become a complete system program, which we expect will be manufactured in China. This evolution was made possible by the capabilities of our Seattle operations (formerly ETMA). We believe this type of synergistic opportunity will continue to occur and that coupling our strong electronic manufacturing services capability with our display expertise will positively differentiate us in the EMS arena. We are seeing strong interest in this model from existing and potential customers, and we believe it will allow us to add more value.”

“Our plans to spin-off our Microdisplay division into a new public company are also on track,” continued Mr. Saltich, who will serve as Chairman of the Board of the new company. “We expect to file our SEC documents in the near future and to consummate the transaction two to three months after that. We have hired a CFO for the new company, whom we will announce shortly, and we have identified several candidates for the CEO and board membership positions. Based on comparable, publicly traded display companies in the early revenue stage, I expect that as a pure play microdisplay company, the new company will be more properly valued than it is as a division of TFS. The Microdisplay division is the solid leader in the high-resolution near-to-eye market, is well positioned with key manufacturing expertise in the projection market, and has a rich intellectual property portfolio. As a separate entity, the new company will be better positioned to engage the necessary alliances to take advantage of its technology and manufacturing expertise.”

The Microdisplay division secured four program wins during the first quarter and built a record volume of more than 5,000 high-resolution LCoS microdisplays.

Second Quarter Business Outlook

In the second quarter of 2003, TFS expects strong sales growth with revenue increasing by 50 percent over the first quarter, and with no single customer accounting for more than 20 percent of revenue. This expectation is based on a strong backlog with new customers, especially in color display programs and in RF manufacturing. There will be start-up costs in connection with the steeper-than-expected production ramp of color displays and with the production start-up on RF tuners. In addition, the Microdisplay spin-off is creating added costs in connection with the efforts to accomplish the spin-off during the summer. Despite those increased costs, the company expects an overall sequential decrease in losses in the second quarter of 2003, to $0.23 to $0.24 per share. A major portion of that net loss will be attributed to the Microdisplay division.

About Three-Five Systems, Inc.®

TFS is a recognized leader in providing end-to-end engineering, electronic manufacturing, and display solutions to original equipment manufacturers (OEMs). TFS has a global footprint, with operations in the

United States, Europe and in several locations in Asia, offering engineering and electronic manufacturing services (EMS), with a special emphasis and expertise in display subsystems. TFS also has a separate Microdisplay division, which is being spun off into a newly created publicly traded company in mid-2003. The Microdisplay division offers discrete microdisplay devices through completely integrated microdisplay engine solutions based on its liquid crystal on silicon (LCoS®) microdisplays. The company’s Web site is located at www.threefive.com.

Three-Five Systems, Inc., the Three-Five Systems’ logo, LCoS, and Brillian, are trademarks or registered trademarks of Three-Five Systems, Inc. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding (i) the operating results of the company (including expectations regarding revenue, expenses, and losses per share) and customer concentration; (ii) the timing of the spin-off of the Microdisplay division and the valuation of that new company; (iii) revenue from Microtune in the second quarter; and (iv) anticipated increases in color display shipments. Three-Five Systems cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in the markets for the company’s products; (b) changes in the market for customers’ products; (c) the failure of TFS products to deliver commercially acceptable performance; (d) the ability of TFS’ management, individually or collectively, to guide the company in a successful manner; and (e) other risks as detailed from time to time in Three-Five Systems’ SEC reports, including the company’s most recent Registration Statement on Form S-3, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Report on Form 10-K.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED MAR 31,

	2002	2003
	(unaudited)	(unaudited)

	(in thousands, except per share data)
Net Sales	$23,110	$25,695

Costs and Expenses:
Cost of Sales	22,902	25,913
Selling, General and Administrative	3,125	4,344
Research, Development and Engineering	4,818	3,800
Gain on Sale of Assets	—	(13)
Amortization of Customer Lists/Distribution Rights	—	511

	30,845	34,555

Operating Loss	(7,735)	(8,860)
Interest and Other Income, net	1,198	305
Minority Interest in Consolidated Subsidiary	105	—

Loss before Income Taxes	(6,432)	(8,555)
Benefit from Income Taxes	(2,122)	(3,080)

Net Loss	$(4,310)	$(5,475)

Loss per Common Share:
Basic	$(0.20)	$(0.26)

Diluted	$(0.20)	$(0.26)

Weighted Average Number of Common Shares:
Basic	21,508	21,286

Diluted	21,508	21,286

CONDENSED CONSOLIDATED BALANCE SHEETS
	DEC 31,	MAR 31,
	2002	2003

ASSETS	(audited)	(unaudited)
Cash and Cash Equivalents	$18,389	$19,901
Short-term Investments	62,178	54,493
Accounts Receivable, net	16,970	17,172
Inventory	19,876	27,675
Taxes Receivable	561	653
Short-term Deferred Tax Asset	3,561	3,570
Assets Held for Sale	841	—
Other Current Assets	2,507	2,179

Total Current Assets	124,883	125,643
Property, Plant and Equipment, net	31,563	33,058
Intangibles, net	14,919	18,088
Goodwill	34,901	34,094
Long-term Deferred Tax Asset, net	9,642	12,693
Other Assets	6,786	7,007

Total Assets	$222,694	$230,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$8,760	$16,819
Accrued Liabilities	5,166	4,560
Deferred Revenue	358	679
Current Portion of Notes Payable	—	4,181
Term Loans	2,714	2,714

Total Current Liabilities	16,998	28,953

	DEC 31,	MAR 31,
	2002	2003

Long-term Liabilities	28	1,466

Total Liabilities	17,026	30,419
Stockholders’ Equity	205,668	200,164

Total Liabilities and Stockholders’ Equity	$222,694	$230,583